Exhibit 99.1

Great Plains Holdings, Inc. Reports Fourth Quarter and 2014 Fiscal Year Results

Wildwood, FL, Mar 18, 2015 – Great Plains Holdings, Inc. (OTCQB:GTPH) today reported audited financial and operating results for the Company's year ended December 31, 2014.

-- Increasing Gross Revenues

-- New Properties Added

-- Increase in Net Property and Equipment

-- Increase in Land Assets

We are proud to announce results from fiscal 2014 which show improvement in gross revenues compared to prior year period, along with an increase in total assets.  The company continues to focus on the expansion of its real estate portfolio.  The addition of seven properties has allowed for the top line growth to increase for yearend 2014.  The company at this point is currently not paying a dividend but management is looking into the possibility of a Special Dividend in 2015.

"Our financial and operational performance in fiscal 2014 was strong, with gross revenue and continued margin improvement when compared to fiscal year 2013. We saw solid growth in our Real Estate Portfolio.” Said Denis Espinoza President of Great Plains Holdings, Inc.

"Looking forward, our focus remains on investing in income producing properties, which we believe will create sustainable quality growth. We are seeing encouraging results from our investments in our income producing properties and the overall real estate markets across the southeast of the United States where we primarily focus.” Espinoza said.

Financial Review

Year End 2014 - Below is a summary of our results for fiscal 2014 and the key factors driving those results:

-- We increased net property and equipment from $60,063 in 2013 to $375,229 in 2014.  That is an increase of 624.72%.  Increase in land acquisitions from $5,651 in 2013 to $58,201 in 2014.  That is an increase of 1,046.59%.  The increases are due to our continued real estate acquisition strategy and continued improvement in the real estate market.

Total sales for the year end were $11,412, operating expenses were $317,765 including a $30,000 impairment loss on investment.  Additionally we had $28,658 interest expenses and an expense of $43,325 for the discontinued operations of the LiL Marc product line.

As we position ourselves for continued growth in our real estate acquisitions and strengthen our balance sheet to attract more comprehensive financing for future projects, we plan to retire $99,000 in principal amount of convertible debt and interest of $34,488.52.

About Great Plains Holdings, Inc.

Great Plains Holdings operates Ashland Holdings, LLC, a wholly owned subsidiary that focuses on the real estate sector and also seeks opportunistic acquisitions in varying industries. This diversification model enables Great Plains to achieve multiple revenue streams and consistently increase hard assets and value.

For more information, visit www.gtph.com

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

Kent Campbell
Chief Executive Officer
+1-352-561-8182